EXHIBIT 10.1

SUMMARY OF 2011 BONUS PLAN FOR CERTAIN EXECUTIVE OFFICERS AND KEY MANAGEMENT EMPLOYEES

On February 7, 2011, upon the recommendation of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Metropolitan Health Networks, Inc. (the “Company”), the Board established the target bonus amounts and the performance criteria applicable to the Company's 2011 bonus plan for certain executive officers and key management employees (the “Bonus Plan”).

The Bonus Plan is a performance-based, cash incentive plan designed to promote the interests of the Company and its shareholders by providing employees with financial rewards upon achievement of specified individual and team business objectives, as well as helping the Company attract and retain key employees.

In addition to other participants, each of the Company’s Chief Executive Officer, Chief Financial Officer, President and Chief Operating Officer and General Counsel are eligible to participate in the Bonus Plan (the “Applicable Executive Officers”) subject to his employment with the Company as of December 31, 2011.

The Bonus Plan focuses not only on the Company’s earnings, but also on achievement of other goals and objectives of the Company.  Under the Bonus Plan, the goals and objectives are framed in the following five pillars:  People, Service, Quality, Finance and Growth. For each Applicable Executive Officer, each goal and objective is weighted and the cumulative weighting of the goals and objectives within each pillar are indicated below:

Pillar	Weighting Percentage
People	5%
Service	10%
Quality	10%
Finance	50%
Growth	20%

The foregoing percentages add up to a total of 95%, with the remaining 5% being reserved for the Chief Executive Officer’s recommendation and the Committee’s consideration.

Pursuant to the Bonus Plan, each goal and objective is scored on a scale of 1-to-5(with 3 being the target goal).

The Finance pillar is the pillar with the highest weighted percentage and the sole performance goal within such pillar is the Company’s income before income taxes for the year ending December 31, 2011 (“2011 IBIT”).

To score the results for an Applicable Executive Officer, the points earned for each goal are multiplied by the weighting percentage for that goal.  The resulting numbers are added together for all of the goals, producing a number between 0 and 5.  The bonus earned is then calculated based on the following scale:

Score	Percent of Target Bonus
1	0%
2	30%
3	100%
4	150%
5	200%

For any bonus to be paid to an Applicable Executive Officer under the Bonus Plan, the Applicable Executive Officer must score a number higher than a “1” (the “Threshold Goal”).  Provided the Threshold Goal is satisfied, the Executive Officers shall receive some level of bonus.

Each Executive Officer is entitled to receive a bonus (the “Target Bonus”) equal to the percentage of their respective base salary set forth below.

Title	Percentage of Base Salary at Target
Chief Executive Officer	70%
Chief Financial Officer	50%
President and Chief Operating Officer	50%
General Counsel	40%

Bonus percentages are scaled ratably between whole digit scores.  By way of example, if the Chief Financial Officer scores a combined 3.18 for all goals, the total percentage of the Target Bonus would be 100% plus 9% (.18 times 150-100 = 9) or 109%.  The bonus award would be 109% of the Target Bonus, which in the case of the Chief Financial Officer is 50% of his salary.

Bonuses under the Bonus Plan are anticipated to be paid once the Company completes the audit of its financial statements for the fiscal year ending December 31, 2011.